Exhibit 10.26

THE SENSUS METERING SYSTEMS, INC.

NONQUALIFIED SUPPLEMENTAL RETIREMENT PLAN

FBO DAN HARNESS

Effective January 1, 2006

TABLE OF CONTENTS

PREAMBLE

ARTICLE I – INTRODUCTION

ARTICLE II – DEFINITIONS & TERMS

ARTICLE III – ELIGIBILITY & PARTICIPATION

ARTICLE IV – PARTICIPANT BENEFITS

ARTICLE V – VESTING & FORFEITURES

ARTICLE VI – DISTRIBUTIONS

ARTICLE VII – ADMINISTRATION & CLAIMS PROCEDURE

ARTICLE VIII – AMENDMENT, TERMINATION & MERGER

ARTICLE IX – GENERAL PROVISIONS

ARTICLE X – SIGNATURE PAGE

PREAMBLE

This Agreement is executed this 29th day of December, 2005 by Sensus Metering Systems, Inc. (herein after referred as the “Employer”), a corporation duly organized and existing under the laws of Delaware.

Witnesseth That:

Whereas:

The Employer wishes to retain and reward the valuable services of Dan Harness by providing attractive and competitive supplemental retirement, death and other benefits to employee; and

Whereas:

Tax qualified retirement Plans, with the current limitations on benefits, includible compensation, and Employer contributions under the current Internal Revenue Code may be inadequate or inappropriate, and an Employer-sponsored supplemental income plan can best provide the appropriate levels of income continuation in the specific desired circumstances; and

Whereas:

The Employer’s Directors have agreed such a nonqualified supplemental income plan serves the Employer’s best business interests, and the Employer is willing to provide such a Plan for such purposes to this select individual in return for his current and future services and wishes to provide the terms and conditions for such Plan;

Now, THEREFORE, the following Plan is adopted

The Sensus Metering Systems, Inc. Nonqualified Supplemental Retirement Plan, FBO Dan Harness

ARTICLE I – INTRODUCTION

1.1 Name.

The name of this Plan is the “The Sensus Metering Systems, Inc. Nonqualified Supplemental Retirement Plan, FBO Dan Harness”.

1.2 Effective Date.

The effective date of the Plan is January 1, 2006.

1.3 Purpose and Interpretation

The purpose of the Plan is to offer Dan Harness certain supplemental Benefits for Retirement income and other income continuation needs for himself and his family and other dependents, and to provide the Employer, if appropriate, a vehicle to address limitations on total Benefits under any tax-qualified defined Benefit Plan – as per the agreement between Sensus and Dan Harness.

This Plan is intended to be a nonqualified “top-hat” Plan; that is, an unfunded Plan of deferred compensation maintained for certain employees of a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3), and 401 (a)(l) of ERISA, and an unfunded (unsecured promise to pay from the Employer’s general assets) Plan of deferred compensation under the Code.

ARTICLE II – DEFINITIONS & TERMS

2.01 Definition of Terms.

Certain words and phrases are defined when first used in later paragraphs of this Agreement. Unless the context clearly indicates otherwise, the following words and phrases when used in this Agreement shall have the following respective meanings:

2.02 Accrued Benefit.

“Accrued Benefit” shall mean that portion of a Benefit amount of the Participant’s Plan Benefits, as outlined in his Joinder Agreement, to which the Participant may have become entitled to receive under the Plan as of any specific date.

2.03 Affiliate.

“Affiliate” shall mean any corporation, partnership, joint venture, association, or similar organization or entity, the employees of which would be treated as employed by the Employer under Section 414(b) and 414(c) of the Code. It also means any organization that is a member of an affiliated service group with the Employer within the meaning of Section 414(m) of the Code and any other organization required to be aggregated with the Employer under Section 414(o) of the Code. No entity shall be treated as an Affiliate for any period that it is not a part of a controlled group, under common control, or otherwise required to be aggregated under Section 414 of the Code.

2.05 Benefit.

“Benefit” shall mean an income item opportunity provided to the Participant or Designated Beneficiary under the terms of the Plan. The terms “Benefit” when combined with a specific opportunity description, for example “Retirement Benefits” or “Death Benefit”, shall mean that income opportunity item limited to and in respect of that Participant’s opportunity in that particular circumstance.

2.06 Board Committee.

“Board Committee” shall mean the Compensation Committee of the Employer’s Board of Directors, or such other Committee of the Board as may be delegated with the duty of determining Employee eligibility under the Plan.

2.07 Board of Directors.

“Board of Directors” shall mean the Board of Directors of the Employer.

2.08 Cause.

“Cause” will be defined in any employment agreement between the Employer and the Participant.

2.09 Code.

“Code” shall mean the Internal Revenue Code of 1986 and the Regulations thereto, as amended from time to time.

2.10 Committee.

“Committee” shall mean the person or persons described in Article VIII who are charged with the day-today administration, interpretation and operation of the Plan.

2.11 Disability.

“Disability” shall mean a total and permanent physical and/or mental condition that renders the Participant incapable of performing his duties with the Employer, which results from disease, bodily injury, or mental disorder. Such determination shall be made by the opinion of a medical physician selected by the Employer, and may be further evidenced by the Participant’s receipt of Benefits under the Employer’s long-term disability welfare Benefit Plan, any supplemental individual disability bought or purchased through or in connection with the Employer, or by the receipt of Social Security disability Benefits if the Employer has no long-term disability Plan, or the Participant is not covered by the Employer’s long-term disability Plan. A Disability under this Plan shall be treated, for all purposes, as an unpaid Leave of Absence beginning with the first day of the calendar month in which the Employer determines a Participant to be disabled.

2.12 Effective Date.

“Effective Date” shall mean the effective date of this Plan as defined in Section 1.2.

2.13 Effective Date of Participation.

“Effective Date of Participation” means the calendar date on which the Plan Participant becomes eligible to participant in and to receive Benefits from the Employer under the Plan.

2.14 Eligible Employee.

“Eligible Employee shall mean a person who (for any Plan year or portion thereof) is: (1) an Employee of the Employer; (2) subject to US income tax laws; (3) a member of a select group of management or a highly compensated Employee of the Employer as contemplated by ERISA, Title I; and (4) selected by the Board of Directors to Participate in the Plan.

2.15 Employer.

“Employer” shall mean Sensus, a Delaware corporation, any corporate successors and assigns, unless otherwise provided herein. The term “Company” may also be used in addition to or in place of “Employer”.

2.16 Employer Contribution.

“Employer Contribution(s)” shall mean annual contribution amount(s), if any, credited by the Employer to the Participant’s plan account for a Plan Year for later distribution, subject to the terms of the Plan. This annual contribution amount to be a defined dollar amount as outlined in the Participant’s Joinder Agreement. This annual deposit shall be made at such time during each calendar year as is outlined in the Participant’s Joinder Agreement.

2.17 ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.18 Named Beneficiary.

“Named Beneficiary” or “Designated Beneficiary” or “Beneficiary” shall mean any person or trust, or combination, as last designated by the Participant during his lifetime upon a “Beneficiary Designation Form”, provided by the Employer and filed with the Employer as may be required, who is specifically named to be a direct or contingent recipient of all or a portion of the Participant’s Benefits under the Plan in the event of the Participant’s Death. Such designation shall be revocable by the Participant at any time during his lifetime without the consent of any Beneficiary, whether living or born hereafter. Unless expressly provided by law, the Named Beneficiary may not be designated or revoked and changed by the participant in any other way. No Beneficiary designation or Beneficiary change shall be effective until received in writing and acknowledged by the Employer according to procedures and practices established by the Employer. Should the Participant fail to designate the Named Beneficiary, the Named Beneficiary shall be the Participant’s estate.

2.19 Participant.

“Participant” shall mean Dan Harness. For purposes of payment of survivor death Benefits only, the term “Participant” shall also include a surviving Beneficiary.

2.20 Plan.

“Plan” or “Agreement” shall mean the “Sensus Metering Systems, Inc. Nonqualified Supplemental Retirement Plan, FBO Dan Harness” as set forth herein, along with the Joinder Agreement on Dan Harness, as either may be amended or restated from time to time.

2.21 Plan Year.

“Plan Year” shall mean the twelve (12) consecutive month period constituting a calendar year, beginning on January 1 and ending on December 31. However, in any partial year of the Plan that does not begin on January 1, “Plan Year” shall also mean the remaining partial year ending on December 31.

2.22 Retirement.

“Retirement” shall mean the Participant’s actual separation from service from the Employer having attained age sixty (60). The Employer may make payment of plan benefits in its sole and exclusive discretion in the event of Participant’s retirement prior to age 60.

2.23 Subsidiary.

“Subsidiary” shall mean a company that the Employer owns, directly or indirectly, by virtue of holding a majority of shares having voting power in the election of such company’s board of directors.

2.24 Termination of Employment.

“Termination of Employment” shall mean the Participant’s separation of service as an Employee with the Employer, whether voluntary or involuntary, other than for Retirement or Death.

2.25 Valuation Date.

“Valuation Date” shall mean the close of each business day, as established and amended from time to time by guidelines and procedures of the Committee in its sole and exclusive discretion.

ARTICLE III – ELIGIBILITY & PARTICIPATION

3.1 Requirements and Responsibilities.

No employee contribution shall be required to become a Participant in the Plan. All the costs of the Plan, including administration, and Federal, state and local employment taxes, shall be borne exclusively by the Employer. However, the Participant shall bear all federal, state and local (or other) personal income taxes upon receipt of his Plan Benefits.

3.2 Joinder Agreement.

Participant shall complete and sign an individual agreement that outlines the specific Plan Benefits, the schedule and timing of those Benefits, summarizes conditions (if any) as may apply to the receipt of the Participant’s Plan Benefits, and specifies any and all other conditions, preconditions and terms, as the Employer and Participant have agreed to in regard to receipt of Plan Benefits and Participant’s rights in the this Plan.

ARTICLE IV – PARTICIPANT BENEFITS

4.1 Retirement Benefits.

A.	Benefit Distributions. Upon Retirement, the Employer will make distribution of the participants Account beginning on the first payment date as outline in Article VI and continue on such schedule and according to the terms as outlined in the Participant’s Joinder Agreement until all such payments have been completed.

B.	Hypothetical Account Bookkeeping. The Committee shall establish a hypothetical account on the Participant’s life for valuation of accrued benefits.

C.	Bookkeeping Activity. Employer Contributions shall be credited to the Hypothetical Account on the Participant’s life on such business day or days, as may be determined by the Employer, from time to time. Employer Contributions shall be credited in the gross amount as outlined by the Participant’s Joinder Agreement, the Employer being responsible for any and all Federal, state and local income or payroll taxes applicable to the Employer’s Contribution. The Hypothetical Account shall continue on each Valuation Date until the Participant’s interest in the plan is fully distributed under the terms of the Plan and his Joinder Agreement.

D.

Employer Management of the Hypothetical Account. The Employer shall elect the manner in which the Accounts in the Hypothetical Policy on the Participant is invested among the deemed separate account options, if any, available, as per may be deemed appropriate to accrue participants future plan benefits as outlined in participants Joinder Agreement. The Employer reserves the right, in its sole and exclusive discretion, to make new allocations, reallocations, transfers and rebalances upon and among any such deemed separate account options on all Accounts in hypothetical policies on the Participant. The Employer may also otherwise establish rules and procedures through the Committee for managing these deemed separate account options in hypothetical policies under the Plan. The Employer may take any action or exercise any right on a Hypothetical Policy on the Participant’s life that it might have taken on a real corporate-owned policy on the employee’s life.

E.	Hypothetical Policy Valuation. The values in the Hypothetical Policy on the Participant, especially the Participant’s deemed Account will be valued on the Valuation Date.

4.2 Death Benefits.

In the event of the Participant’s death the Participant’s Beneficiary shall receive the remainder of the Benefits, if any, still due the Participant, according to the schedule as outlined in the Participant’s Joinder Agreement. Payment will be paid as soon as administratively practicable following the Participant’s date of death.

ARTICLE V – VESTING AND FORFEITURE

5.1 Participant Fully Vested in Plan Benefits.

The Participant shall be fully vested at all times in the Plan Benefits as outlined in his individual Joinder Agreement as of the Participant’s Effective Date of Participation, and no specific period of employment or service is required of Participant to earn (vest in) any portion of any Plan Benefit. Participant Benefits shall be payable according to the terms and conditions of this Agreement and the Joinder Agreement.

ARTICLE VI – DISTRIBUTIONS

6.1 Distributions.

The Participant’s Plan Benefits shall be distributed only in accordance with the provisions of this Agreement and the Participant’s Joinder Agreement.

6.2 Method of Payment.

A.	Cash Distributions. All distributions under the Plan shall be made in cash in American currency.

B.	Timing and Method of Distribution.

1.	Retirement Distribution. Upon the Participant’s Retirement, his vested Retirement Benefit shall be distributed according to the terms of payment of this Plan and in the Participant’s Joinder Agreement.

2.	Termination of Employment. Upon the Participant’s Termination of Employment for any reason other than Retirement, Death, or Disability, his Vested Benefit, if any, valued as of his official date of separation shall be distributed in accordance with the terms of payment of this Plan and in the Participant’s Joinder Agreement.

3.	Participant’s Death. If the Participant dies prior to or while receiving Retirement Benefits from the Employer, the Beneficiary shall receive the balance of the Benefits due, if any, on the same payment schedule over the remainder of the term as originally established for the participant in his Joinder Agreement.

4.	Participant’s Disability. In the event of the Participant’s Disability prior to or while receiving Retirement Benefits from the Employer, the participant shall receive the balance of the Benefits due, if any, on the same payment schedule over the remainder of the term as originally established for the participant in his/her Joinder Agreement. Disability shall be defined based on the terminology and regulations provided under Code Section 409-A.

6.3 Distribution Payments

The Employer shall make all distribution payments to the Participant or Designated Beneficiary directly, unless the Employer may determine to create a Trust for its own administrative convenience. In such case, the Employer may direct the Trustee to make such distribution payments directly to the Participant or Designated Beneficiary. The payment of any Benefits from any Trust by a Trustee shall not be a representation to the Participant of any actual or implied beneficial property or ownership interest in any assets in such Trust. The Participant or Designated Beneficiary, or any other person claiming or receiving such distribution payment remains a general unsecured creditor of the Employer as to such Benefit payments.

ARTICLE VII – ADMINISTRATION & CLAIMS PROCEDURE

7.1 Duties of the Employer

The Employer shall have overall responsibility for the establishment, amendment, termination, administration, and operation of the Plan. The Employer shall discharge this responsibility by the appointment and removal (with or without cause) of the members of the Committee, to which is delegated overall responsibility for administering, managing and operating the Plan.

7.2 The Committee.

The Committee shall consist of one (1) to five (5) members who shall be appointed by, and may be removed by, the Employer, and one of whom (who must be an officer of the Employer) shall be designated by the Employer as Chairman of the Committee. In the absence of such appointment, the Employer shall serve as the Committee. The Committee shall consist of officers or other Employees of the Employer, or any other persons who shall serve at the request of the Employer. Any member of the Committee may resign by delivering a written resignation to the Employer and to the Committee, and this resignation shall become effective upon the date specified therein. The members of the Committee shall serve at the will of the Employer, and the Employer may from time to time remove any Committee member with or without cause and appoint their successors. In the event of a vacancy in membership, the remaining members shall constitute the Committee with full order to act.

7.3 Committee’s Powers and Duties to Administer. Interpret and Enforce the Plan.

The Committee shall be the “ Plan Administrator” and “Named Fiduciary”, but only to the extent required by ERISA for top-hat Plans, and shall have the authority to administer and enforce the Plan on behalf of any and all persons having or claiming any interest in the Plan in accordance with its terms and purposes. The Committee, or any single individual Committee member it may designate, in its sole and absolute discretion, shall have the authority to interpret the Plan and its provisions, and shall determine any and all questions or claims arising in the administration and application of the Plan. Any such interpretation by the Committee, or its authorized individual member, shall be conclusive and binding on all persons. Written interpretations or responses by the Committee, or its authorized individual member, shall only be required to the extent required by the Claims Procedure of Section 7.8 herein.

7.4 Organization of the Committee.

The Committee shall act by a majority of its members at the time in office. Committee action may be taken either by a vote at a meeting or by written consent without a meeting. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee, or to act in it’s behalf without additional consent as to any area or issue of Plan administration. The Committee shall notify the Employer, in writing, of such authorization and the name or names of its member or members so designated in such cases. The Employer thereafter shall accept and rely on any documents executed by or any action taken by said member of the Committee or members as representing action by the Committee until the Committee shall file with the Employer a written revocation of such designation.

The Committee may adopt such bylaws and regulations, as it deems desirable for the proper conduct of the Plan and to change or amend these by-laws and regulations from time to time. With the permission of the Employer, the Committee may employ and appropriately compensate accountants, legal counsel, Benefit specialists, actuaries, Plan administrators and record keepers and any other persons as it deems necessary or desirable in connection with the administration and maintenance of the Plan. Such professionals and advisors shall not be considered members of the Committee for any purpose.

7.5 Limitation of Liability.

A.	No member of the Board of Directors, the Company and no officer or Employee of the Company shall be liable to any Employee, Participant, Designated Beneficiary or any other person for any action taken or act of omission in connection with the administration or operation of this Plan unless attributable to his own fraud or willful misconduct. Nor shall the Employer be liable to any Employee, Participant, Designated Beneficiary or any other person for any such action taken or act of omission unless attributable to fraud, gross negligence or willful misconduct on the part of a director, officer or Employee of the Employer. Moreover, each Participant, Designated Beneficiary, and any other person claiming a right to payment under the Plan shall only be entitled to look to the Employer for payment, and shall not have the right, claim or demand against the Committee (or any member thereof), any Director, Officer or Employee of the Employer.

B.	To the fullest extent permitted by the law and subject to the Employer’s Certificate of Incorporation and By-laws, the Employer shall indemnify the Committee, each of its members, and the Employer’s officers and directors (and any Employee involved in carrying out the functions of the Employer under the Plan) for part or all expenses, costs, or liabilities arising out of the performance of duties required by the terms of the Plan or any Trust agreement, except for those expenses, costs, or liabilities arising out of a member’s fraud, willful misconduct or gross negligence.

7.6 Committee Reliance on Records and Reports.

The Committee shall be entitled to rely upon certificates, reports, and opinions provided by an accountant, tax or pension advisors, actuary or legal counsel employed by the Employer or Committee. The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan. The regularly kept records of the Committee and the Employer shall be conclusive evidence of the service of a Participant, Compensation, age, marital status, status as an Employee, and all other matters contained therein and relevant to this Plan. However, a Participant may request a correction in the record of his age at any time prior to his Retirement. Such correction shall be made if the Participant furnishes a birth certificate, baptismal certificate, or other documentary proof of age satisfactory to the Committee in support of this correction within 90 days after such correction request. The Committee, in any of its dealings with Participant(s) hereunder, may conclusively rely on any Joinder Agreement, written statement, representation, or documents made or provided by such Participants.

7.7 Costs of the Plan.

All the costs and expenses for maintaining the administration and operation of the Plan shall be borne by the Employer. The Employer shall also bear the expense of any Federal or state employment taxes in connection with the Plan.

7.8 Claims Procedure.

A.	Claim. Benefits shall be paid in accordance with the terms of this Plan. The Participant, Designated Beneficiary or any person who believes that he is being denied a Benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such Benefit with the Employer, setting forth his claim. The request must be addressed to the Committee care of Secretary of the Employer at its then principal place of business.

B.	Claim Decision. Upon the receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. However, the Committee may extend the reply period for an additional ninety (90) days for reasonable cause. Any claim shall be deemed to have been denied if not granted or denied within such time period.

If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)	The specific reason or reasons for such denial;

(2)	The specific reference to pertinent provisions of this Agreement on which such denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(4)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(5)	The time limits for requesting a review under Subsection C, and for review under Subsection D hereof.

C.	Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Employer review the determination of the Committee. Such request must be addressed to the Secretary of the Employer, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Employer. If the Claimant does not request a review of the Committee’s determination by the Secretary of the Employer within such sixty (60) day period, he shall be barred and estopped from challenging the Committee’s determination.

D.	Review of Decision. Within sixty (60) days after the Secretary’s receipt of a request for review, he will review the Committee’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. Any claim shall be deemed to have been denied if not granted or denied within such time period.

7.9 Litigation.

It shall only be necessary to join the Employer as a party in any action or judicial proceeding affecting the Plan. No Participant or Designated Beneficiary or any other person claiming under the Plan shall be entitled to service of process or notice of such action or proceeding except as may be expressly required by law. Any final judgment in such action or proceeding shall be binding on all Participants, Designated Beneficiaries or persons claiming under the Plan.

ARTICLE VIII – AMENDMENT, TERMINATION & MERGER

8.1 Amendment.

The Employer by action of its Board of Directors, or duly authorized committee thereof, in accordance with its by-laws, reserves the right to amend the Plan, by resolution of the Employer, to the extent permitted under the Code and ERISA. However, no amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s (or Designated Beneficiary’s) accrued Benefit prior to the date of the amendment.

8.2 Amendment Required By Law.

Notwithstanding Section 9.1, the Plan may be amended at any time, if in the opinion of the Employer, such amendment is necessary to ensure the Plan is treated as a non qualified Plan of Deferred Compensation under the Code and ERISA. This includes the right to amend this Plan, so that any Trust, if applicable, created in conjunction with this Plan, will be treated as a grantor Trust under Sections 671 through 679 of the Code, and to otherwise conform the Plan provisions and such Trust, if applicable, to the requirements of any applicable law.

8.3 Termination.

The Employer intends to continue the Plan indefinitely. However, the Employer by action of its Board of Directors or a duly authorized committee thereof, in accordance with its by-laws, reserves the right to terminate the Plan at any time. However, no such termination shall deprive any participant or Designated Beneficiary of a Benefit right accrued under the Plan prior to the date of termination.

8.4 Consolidation/Merger/Reorganization.

In the event of an acquisition, merger or change of control of Sensus Metering Systems, all accrued participant benefits shall be distributed in a lump-sum manner within 60 days of the triggering event. Participant shall be deemed fully vested, without any reduction in his Retirement Benefits. A “triggering” event shall be deemed a transition or change of ownership or control of more than 50% of the interest or stock of the company, as defined by IRS guidance and regulations at the time of the triggering event.

ARTICLE IX – GENERAL PROVISIONS

9.1 Applicable Law.

Except insofar as the law has been superseded by Federal law, Deleware law shall govern the construction, validity and administration of this Plan as created by this Agreement. The parties to this Agreement intend that this Plan shall be a nonqualified unfunded Plan of deferred compensation without Plan assets and any ambiguities in its construction shall be resolved in favor of an interpretation that will affect this intention.

9.2 Benefits not transferable or Assignable.

A.	Benefits under the Plan shall not be subject to anticipation, alienation, sale transfer, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such Benefits shall be void, nor shall any such Benefits be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to them. However, the Participant may name a recipient for any Benefits payable or which would become payable to the Participant upon his death. This Section shall also apply to the creation, assignment or recognition of a right to any Benefit payable with respect to the Participant pursuant to a domestic relations order, including a qualified domestic relations order under Section 414(p) of the Code. In addition, the following actions shall not be treated or construed as an assignment or alienation: (a) Plan Contribution or distribution tax withholding; (b) recovery of distribution overpayments to the Participant or Designated Beneficiary; (c) direct deposit of a distribution to the Participant’s or Designated Beneficiary’s banking institution account; or (d) transfer of Participant rights from one Plan to another Plan, if applicable.

B.	The Employer may bring an action for a declaratory judgment if a Participant’s, Designated Beneficiary’s or any Beneficiary’s Benefits hereunder are attached by an order from any court. The Employer may seek such declaratory judgment in any court of competent jurisdiction to:

(1)	determine the proper recipient or recipients of the Benefits to be paid under the Plan;

(2)	protect the operation and consequences of the Plan for the Employer and all participants; and

(3)	request any other equitable relief the Employer in its sole and exclusive judgment may feel appropriate.

Benefits which may become payable during the pendency of such an action shall, at the sole discretion of the Employer, either be:

(1)	paid into the court as they become payable or

(2)	held in the Participant’s of Designated Beneficiary’s Account subject to the court’s final distribution order.

9.3 Not an Employment Contract.

The Plan is not and shall not be deemed to constitute a contract between the Employer and any Employee, or to be a consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall give or be deemed to give an Employee the right to remain in the employment of the Employer or to interfere with the right to be retained in the employ of the Employer, any legal or equitable right against the Employer, or to interfere with the right of the Employer to discharge or retire any Employee at any time. It is expressly understood by the parties here to that this Agreement relates to the payment of deferred compensation for the Employee’s services, generally payable after separation from employment with the Employer, and is not intended to be an employment contract.

9.4 Notices.

A.	Any notices required or permitted hereunder shall be in writing and shall be deemed to be sufficiently given at the time when delivered personally or when mailed by certified or registered first class mail, postage prepaid, addressed to either party hereto as follows:

If to the Employer:

Sensus Metering Systems, Inc.

Attention: Mike DeCocco

8601 Six Forks Road, 3rd Floor

Raleigh, NC 27615

If to the Employee:

At his last known address, as indicated by the records of the Employer, or to such changed address as such parties may have fixed by notice. However, any notice of change of address shall be effective only upon receipt.

B.	Any communication, Benefit payment, statement of notice addressed to the Participant or Designated Beneficiary at the last post office address as shown on the Employer’s records shall be binding on the Participant or Designated Beneficiary for all purposes of the Plan. The Employer, and a Trustee, if applicable, shall not be obligated to search for the Participant or Designated Beneficiary beyond sending a registered letter to such last known address.

9.5 Severability.

The Plan as contained in the provisions of this Agreement constitutes the entire Agreement between the parties. If any provision or provisions of the Plan shall for any reason be invalid or unenforceable, the remaining provisions of the Plan shall be carried into effect, unless the effect thereof would be to materially alter or defeat the purposes of the Plan. All terms of the Plan and all discretion granted hereunder shall be uniformly and consistently applied to all the Employees, Participants and Designated Beneficiaries.

9.6 Participant is General Creditor with No Rights to Assets.

A.	The payments to the Participant or his Designated Beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer, no person shall have any interest in any such assets by virtue of the provisions of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer; no such person shall have nor require any legal or equitable right, or claim in or to any property or assets of the Employer. The Employer shall not be obligated under any circumstances to fund obligations under this Agreement.

B.	The Employer, at its sole discretion and exclusive option, may acquire and/ or set aside assets or funds, such as the use of a Trust, to support its financial obligations under this Plan. No such acquisition or set-aside shall impair or derogate from the Employer’s direct obligation to a Participant or Designated Beneficiary under this Plan. However, no Participant or Designated Beneficiary shall be entitled to receive duplicate payments of any Accounts provided under the Plan because of the existence of such assets or funds.

C.	In the event that, in its discretion, the Employer purchases an asset(s) or insurance policy or policies insuring the life of the Employee to allow the Employer to recover the cost of providing Benefits, in whole or in part hereunder, neither the Employee, Designated Beneficiary nor any other beneficiary shall have any rights whatsoever therein in such assets or in the proceeds therefrom. The Employer shall be the sole owner and beneficiary of any such assets or insurance policy and shall possess and may exercise all incidents of ownership therein. No such asset or policy, policies or other property shall be held in any Trust neither for the Employee or any other person nor as collateral security for any obligation of the Employer hereunder. Nor shall an Employee’s participation in the acquisition of such assets or policy or policies be a representation to the Employee, Designated Beneficiary or any other beneficiary of any beneficial interest or ownership in such assets, policy or policies.

9.7 No Trust Relationship Created.

Nothing contained in this Agreement shall be deemed to create a trust of any kind or create any fiduciary relationship between the Employer and the Participant, Designated Beneficiary, other beneficiaries of the Participant, or any other person claiming through the Participant. Funds allocated hereunder shall continue for all purposes to be part of the general assets and funds of the Employer and no person other than the Employer shall, by virtue of the provisions of this Plan, have any beneficial interest in such assets and funds. The creation of a grantor Trust (so called “Rabbi Trust”) under the Code (owned by and for the Benefit of the Employer) to hold such assets or funds for the administrative convenience of the Employer shall not give nor be a representation to a Participant, Designated Beneficiary, or any other person, of a property or beneficial ownership interest in such Trust assets or funds even though the incidental advantages or Benefits of the Trust to Plan Participants may be communicated to them.

9.8 Limitations on Liability of the Employer.

Neither the establishment of the Plan nor any modification hereof nor the creation of any Account under the Plan nor the payment of any Benefits under the Plan shall be construed as giving to any Participant or any other person any legal or equitable right against the Employer or any officer or Employee thereof except as provided by law or by any Plan provision.

9.9 Agreement Between Employer and Participant Only.

This Agreement is solely between the Employer and Participant. The Participant, Designated Beneficiary, estate or any other person claiming through the Participant, shall only have recourse against the Employer for enforcement of this Agreement. This Agreement shall be binding upon and inure to the Benefit of the Employer and its successors and assigns, and the Participant, successors, heirs, executors, administrators and beneficiaries.

9.10 Independence of Benefits.

The Benefits payable under this Agreement are for services already rendered and shall be independent of, and in addition to, any other Benefits or compensation, whether by salary, bonus or otherwise, payable to the Participant under any compensation and / or Benefit arrangements or Plans, incentive cash compensations and stock Plans and other Retirement or welfare Benefit Plans, that now exist or may hereafter exist from time to time.

9.11 Unclaimed Property.

Except as may be required by law, the Employer may take of any the following actions if it gives notice to a Participant or Designated Beneficiary of an entitlement to Benefits under the Plan, and the Participant or Designated Beneficiary fails to claim such Benefit or fails to provide their location to the Employer within three (3) calendar years of such notice:

(1)	Direct distribution of such Benefits, in such proportions as the Employer may determine, to one or more or all, of a Participant’s next of kin, if the Employer knows their location;

(2)	Deem this Benefit to be a Forfeiture and paid to the Employer if the location of a Participant’s next of kin is not known. However, the Employer shall pay the Benefit, unadjusted for gains or losses from the date of such Forfeiture, to a Participant or Designated Beneficiary subsequently makes proper claim to the Benefit.

The Employer and any Trustee, if applicable, shall not be liable to any person for payment made in accordance pursuant to applicable state unclaimed property laws.

9.12 Designated Beneficiary.

As long as this Agreement is in force, the Participant shall be entitled to specify or revoke and change the Named Beneficiary or Beneficiaries of the survivor Benefits, if any, to be paid at the time of his death according to procedures set out by the Employer. No Named Beneficiary shall obtain any vested right to have this Agreement continued in force, and it may be amended, modified, terminated in whole or in part by the Participant and Employer in writing without the consent of any Named Beneficiary.

9.13 Required Tax Withholding and Reporting.

The Employer shall withhold and report Federal, state and local income and other tax amounts in connection with this Plan as may be required by law from time to time.

ARTICLE X – SIGNATURE PAGE

IN WITNESS WHEREOF, the Employer has caused this Plan to be executed and its seal to be affixed hereto, this 29th day of December, 2005.

ATTEST:

By:		By:	/s/ Michael J. DeCocco
Print name:		Print name:	Michael J. DeCocco
		Title:	Vice President, Human Resources

WITNESSED BY:

Print Name:	PETER MAINZ	/s/ PETER MAINZ
(Director’s Signature)

SEAL

My Commission Expires

October 30, 2010

North Carolina

Wake County

I, Lori A. Chappell, a Notary Public for said County and State do hereby certify that Michael DeCocco, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal, this the 29th day of December 2005.

/s/ Lori A. Chappell
Lori A. Chappell
Notary Public